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                                                                    EXHIBIT 12.2

                       SUNBURST HOSPITALITY CORPORATION

              COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                       (IN THOUSANDS EXCEPT RATIO DATA)

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                                             SIX MONTHS ENDED
                                               NOVEMBER 30                       FISCAL YEAR ENDED MAY 31,
                                        --------------------------    ---------------------------------------------
                                              1997          1996              1997            1996           1995
                                              ----          ----              ----            ----           ----
Earnings:

Income from continuing operations
 before income taxes...................      $ 9,101       $ 8,811            $11,840       $(21,874)       $  (780)
Fixed charges..........................       10,516         7,034             17,018         13,036         10,128
                                             -------       -------            -------       --------        -------
Earnings, as adjusted (A)..............      $19,617       $15,845            $28,858       $ (8,838)       $ 9,348
                                             =======       =======            =======       ========        =======

Fixed charges:

Interest expense.......................      $ 9,690       $ 6,865            $16,680       $ 12,839        $ 9,988
Amortization of deferred financing
 costs.................................          210            --                 --             --             --
Interest element of rental expense.....          616           169                338            197            140
Fixed charges, as adjusted ............      $10,516       $ 7,034            $17,018       $ 13,036        $10,128
Preferred Stock dividends..............           --            --                 --             --             --

Total fixed charges and preferred
 stock dividends (B)...................      $10,516       $ 7,034            $17,018       $ 13,036        $10,128
                                             =======       =======            =======       ========        =======

Ratio of earnings to combined fixed
 charges and preferred stock dividends
 (A) divided by (B)....................          1.9           2.3                1.7             --             --

Deficiency of earnings to combined
 fixed charges and preferred stock
 dividends (b).........................                                                       21,874            780
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(b) The deficiency of earnings to fixed charges in fiscal year 1996 is the result of a $24.5 million provision for asset impairment. The ratio of earnings to fixed charge for fiscal year 1996 excluding the impact of the provision for asset impairment is 1.2. The deficiency of earnings to fixed charges in fiscal year 1995 is largely the result of depreciation and amortization of $6.0 million.

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